UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT
   Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934




       Date of Report (Date of earliest event reported) November 12, 1996


                     Transworld Telecommunications, Inc.
           (Exact name of registrant as specified in its charter)




 Pennsylvania                    33-20252-NY              52-1546434
 (State or other jurisdiction    (Commission           (IRS Employer
       of incorporation)         File Number)          Identification No.)


         102 West 500 South, Suite 320, Salt Lake City, Utah  84101
            (Address of principal executive offices)  (Zip Code)





      Registrant's telephone number, including area code (801) 328-5618




                                     N/A
       (Former name or former address, if changed since last report.)

Item 5.  Other Matters.

       PTG Agreement.  On November 9, 1995 the Company, Pacific
Telesis Group and certain of its affiliates ("PTG"), Videotron USA, Inc.
and certain of its affiliates ("Videotron") and other parties entered into an agreement (the "PTG Agreement") pursuant to which the Company agreed to sell to PTG, in exchange for shares of PTG common stock, the Company's shares in Wireless Holdings, Inc. ("WHI") and Videotron (Bay
Area), Inc. The PTG Agreement is described in more detail in the Company's report on Form 10-KSB for the period ended October 31, 1995. On November 12, 1996, the Company received notice that PTG had terminated the PTG Agreement. Attached as Exhibit "99.1" is a press release prepared by the Company which describes the basis for PTG's termination.

       Litigation.    On September 25, 1996, the Company received notice
that a request for arbitration (the "San Francisco Arbitration") had been filed against it in connection with the PTG Agreement. The San
Francisco Arbitration is described in more detail in the Company's report on Form 8-K filed on October 1, 1996. The arbitration also named
Videotron as a respondent.

       The Company and Videotron each filed answers in the San
Francisco Arbitration, as well as counterclaims against PTG. In addition, Videotron filed a cross-complaint against the Company.

       The San Francisco Arbitration was filed by PTG prior to the date of its termination of the PTG Agreement and related to PTG's efforts to clarify certain of the parties' responsibilities under the terms of the PTG Agreement. As a result of PTG's termination of the PTG Agreement on November 12, 1995, however, the parties expanded the issues to be addressed in the San Francisco Arbitration to include claims relating to the proprietary of PTG's termination.

       In a related matter, on December 26, 1996, the Company received notice that Videotron had filed a request for arbitration against the Company in connection with the Settlement Agreement among the Company, Videotron and other parties dated March 31, 1995 (the "Settlement Agreement"). The Settlement Agreement is described in more detail in the Company's report on Form 10-KSB dated October 31, 1994.

       The Chicago Arbitration is based on a request by Videotron for interpretation of a number of provisions contained in the Settlement Agreement, including the method to be used to determine the value of Wireless Holdings, Inc. ("WHI") in the event of any required purchase of WHI stock by either Videotron or the Company under the terms of the Settlement Agreement, and a clarification of the time frame within which any purchase by the Company of Videotron's WHI stock would need to occur.

       On February 19, 1997, the Company received notice that Videotron had filed a petition in Delaware State Court for the appointment of a custodian under the provisions of Section 226 of the General Corporation Laws of the State of Delaware (the "Delaware Action"). The petition sought the appointment of a custodian for the purpose of determining whether or not WHI should pursue certain financing alternatives offered WHI by Videotron. A copy of Videotron's petition is attached as Exhibit 99.2.
The Company filed an objection and response to Videotron's petition on March 5, 1997. A copy of the Company's response is attached hereto as
Exhibit 99.3. At a hearing on the matter on March 18 and 19, 1997, the court granted Videotron's petition.

       Resignation of Directors. On March 17, 1997, the Company received notice from George Sorenson, a member of the Company's
Board of Directors, of his resignation from the Board, effective March 14, 1997. On March 19, 1997, the Company received notices from Wallace
Boyack and R. Bret Jenkins, also members of the Board of Directors, of their resignations from the Board. Mr. Boyack's and Mr. Jenkins' resignations were effective March 14, 1997 and March 18, 1997, respectively. Copies of the letters of resignation are attached as Exhibits 17.1, 17.2 and 17.3. To the knowledge of the Company, the resignations were not tendered to the Company as a result of any disagreement with it on any matter relating to its operations, policies or practices, and none of the resigning directors has furnished the Company with a letter describing any such disagreements or requested that any matter regarding their resignation be disclosed.

Item 7.  Financial Statements and Exhibits.

       (a) Exhibits. Exhibit 99.1 is the Company's press release dated November 12, 1996. Exhibit 99.2 is Videotron's petition seeking appointment of a custodian in the Delaware Action. Exhibit 99.3 is the Company's response in the custodial action. Exhibits 17.1, 17.2 and 17.3 are Messrs. Sorenson's, Boyack's and Jenkins' letters of resignation from the Company's Board of Directors.

       (b)    Financial Statements.  N/A.

       Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           TRANSWORLD
                                           TELECOMMUNICATIONS,
                                           INC.


                                             /s/ E. Andrew Lowe
                                           By:  E. Andrew Lowe, Vice President
                                           Dated: March 26, 1997